Exhibit 99.1

For immediate release:	Media Contact:
September 2, 2009	Chris Loder
(212) 733-7897
Investor Contact:
Suzanne Harnett
(212) 733-8009

Pfizer Concludes Previously Disclosed Settlement Agreement With U.S. Department Of Justice Regarding Past Promotional Practices
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Company Reaches Settlement with States on Related Matter

NEW YORK, NY, September 2 – Pfizer Inc today announced that it has finalized a previously reported agreement in principle with the U.S. Department of Justice (DOJ) to settle an investigation regarding past off-label promotional practices related to Bextra, which Pfizer voluntarily withdrew from the market in 2005.  The final agreement also resolves other DOJ investigations involving alleged past off-label promotional practices concerning Zyvox, Geodon and Lyrica, allegations related to certain payments to healthcare professionals involving these and nine other Pfizer medicines, and several related qui tam actions.  Pfizer previously disclosed a related $2.3 billion charge to its fourth-quarter and full-year 2008 earnings in connection with the DOJ agreement in principle on January 26, 2009.  No additional charge to the company’s earnings will be recorded in connection with this settlement.

In addition, the company has reached agreements with attorneys general in 42 states and the District of Columbia to settle state civil consumer protection allegations related to its past promotional practices concerning Geodon.  The company will pay a total of $33 million to the settling states and will take a charge in that amount to third-quarter 2009 earnings.

“These agreements bring final closure to significant legal matters and help to enhance our focus on what we do best – discovering, developing and delivering innovative medicines to treat patients dealing with some of the world’s most debilitating diseases,” said Amy W. Schulman, senior vice president and general counsel of Pfizer.  “We regret certain actions taken in the past, but are proud of the action we’ve taken to strengthen our internal controls and pioneer new procedures so that we not only comply with state and federal laws, but also meet the high standards that patients, physicians and the public expect from a leading worldwide company dedicated to healing and better health.  Corporate integrity is an absolute priority for Pfizer, and we will continue to take appropriate actions to further enhance our compliance practices and strengthen public trust in our company.”

Under the agreement with the DOJ, Pfizer will pay a previously disclosed total of $2.3 billion ($1.0 billion in civil payments related to a number of medicines, and a $1.3 billion criminal penalty related only to Bextra), and a Pfizer subsidiary, Pharmacia & Upjohn Company, Inc., will plead guilty to one criminal count of violating the U.S. Food, Drug, and Cosmetic Act related to its past promotion of Bextra.  A portion of the civil payments will be distributed to 49 states and the District of Columbia pursuant to agreements with each state’s Medicaid division.

The terms of the DOJ settlement require Pfizer to pay approximately $503 million to resolve civil allegations concerning past promotional practices related to Bextra.  In addition, the company will make payments to resolve other civil allegations involving past promotional practices as follows:  approximately $301 million for Geodon, approximately $98 million for Zyvox, and approximately $50 million for Lyrica.  The settlement also includes a civil payment of approximately $48 million to resolve allegations relating to certain payments to healthcare professionals involving nine other Pfizer medicines.

Pfizer expressly denies all of these civil allegations, with the exception that Pfizer acknowledges certain improper actions related to the promotion of Zyvox.

As part of the DOJ settlement, Pfizer has entered into a Corporate Integrity Agreement (CIA) with the Office of Inspector General (OIG) of the U.S. Department of Health and Human Services (HHS).  The CIA institutes certain new measures and requires Pfizer to continue maintenance of a corporate compliance program for a period of five years.

Pfizer’s existing compliance program includes a dedicated chief compliance officer, corporate compliance committee, code of conduct, extensive compliance training, policies and procedures regarding the appropriate promotion of Pfizer’s products, auditing and monitoring, a compliance hotline and extensive procedures to investigate and remediate potential issues of non-compliance with company policy or applicable legal requirements.  Pursuant to the CIA, Pfizer will engage an Independent Review Organization (IRO) that will help the company assess and evaluate its promotional and product-related business functions.

The CIA memorializes additional voluntary initiatives that reflect the company’s efforts toward greater transparency such as Pfizer’s plan, announced in February 2009, to disclose publicly its financial relationships with physicians, medical organizations and patient advocacy groups, including investigators who conduct clinical research.  Pfizer is the first biopharmaceutical company to commit to reporting payments for conducting Phase I-IV clinical trials in addition to disclosing payments for speaking and consulting.  Although Pfizer was subject to a prior CIA, it has consistently and voluntarily strengthened its compliance program beyond those requirements, including enhancements to the company’s comprehensive product risk assessment and mitigation process and compliance monitoring operations.

Pfizer Inc: Working together for a healthier world™
Founded in 1849, Pfizer is the world's premier biopharmaceutical company taking new approaches to better health.  We discover, develop, manufacture and deliver quality, safe and effective prescription medicines to treat and help prevent disease for both people and animals.  We also partner with healthcare providers, governments and local communities around the world to expand access to our medicines and to provide better quality health care and health system support.  At Pfizer, colleagues in more than 90 countries work every day to help people stay happier and healthier longer and to reduce the human and economic burden of disease worldwide.